Worthington Reports First Quarter Fiscal 2019 Results

COLUMBUS, Ohio, September 26, 2018 – Worthington Industries, Inc. (NYSE: WOR) today reported net sales of $988.1 million and net earnings of $54.9 million, or $0.91 per diluted share, for its fiscal 2019 first quarter ended August 31, 2018. Net earnings in the quarter included net pre-tax impairment and restructuring charges totaling $1.4 million, which reduced earnings per diluted share by $0.01.  That compares to a year ago first quarter with net sales of $848.2 million and net earnings of $45.5 million, or $0.70 per diluted share.  Net earnings in the first quarter of fiscal 2018 included pre-tax restructuring charges totaling $2.3 million, which reduced earnings per diluted share by $0.03.

Financial highlights for the current and comparative periods are as follows:

(U.S. dollars in millions, except per share amounts)

	1Q 2019	4Q 2018	1Q 2018
Net sales	$988.1	$1,020.5	$848.2
Operating income	50.9	4.6	42.2
Equity income	30.0	39.6	27.3
Net earnings	54.9	30.8	45.5
Earnings per diluted share	$0.91	$0.50	$0.70

“I am pleased we continued to produce year-over-year improvement,” said John McConnell.  “While our Steel Processing business benefited from higher steel prices, we also saw stronger volumes in Steel and in our Pressure Cylinders business.”

Consolidated Quarterly Results

Net sales for the first quarter of fiscal 2019 were $988.1 million, up 16% over the comparable quarter in the prior year, when net sales were $848.2 million. The increase was driven by higher average selling prices and higher direct volume in Steel Processing and the combination of higher volume and an improved product mix in Pressure Cylinders.

Gross margin increased $10.2 million over the prior year quarter to $143.0 million as a favorable pricing spread in Steel Processing and overall improvements in Pressure Cylinders were partially

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Worthington Industries

September 26, 2018

offset by declines at Engineered Cabs.  Pricing spreads in Steel Processing benefited from significant inventory holding gains in the current quarter compared to nominal losses in the prior year quarter.

Operating income for the current quarter was $50.9 million, an increase of $8.7 million over the prior year quarter.  The impact of higher gross margin was partially offset by higher SG&A expense, which was up $2.4 million, due primarily to higher wages, profit sharing and bonus expenses.

Interest expense was $9.7 million for the current quarter, compared to $8.8 million in the prior year quarter.  The increase was due primarily to the July 28, 2017 issuance of $200.0 million of senior unsecured notes due August 1, 2032.

Equity income from unconsolidated joint ventures increased $2.7 million over the prior year quarter to $30.0 million on higher contributions from ClarkDietrich.  The Company received cash distributions of $20.0 million from unconsolidated joint ventures during the quarter, a cash conversion rate of 67% on equity income.

Income tax expense was $14.5 million in the current quarter compared to $13.0 million in the prior year quarter.  The increase was due primarily to the impact of favorable discrete items in the prior year quarter and higher earnings in the current quarter, partially offset by a lower statutory federal corporate income tax rate as a result of the Tax Cuts and Jobs Act.  Tax expense in the current quarter reflects an estimated annual effective rate of 23.2% compared to 30.5% for the prior year quarter.

Balance Sheet

At quarter-end, total debt was $750.1 million, down $0.3 million from May 31, 2018.  The Company had $96.8 million of cash at quarter-end.

Quarterly Segment Results

Steel Processing’s net sales totaled $660.5 million, up 22%, or $117.0 million, over the comparable prior year quarter, driven by higher average selling prices and higher direct volume.  Operating income of $39.7 million was $6.8 million higher than the prior year quarter.  The increase was driven by an improved pricing spread and higher direct volume, partially offset by higher freight expense.  Spreads in the current quarter benefited from significant inventory holding gains due to rising steel prices, but were partially offset by softer scrap prices and unfavorable mark-to-market price

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Worthington Industries

September 26, 2018

adjustments on certain raw materials. The mix of direct versus toll tons processed was 58% to 42% in the current quarter, compared to 56% to 44% in the prior year quarter.

Pressure Cylinders’ net sales totaled $300.4 million, up 11%, or $30.5 million, over the comparable prior year quarter, driven by higher average selling prices and a favorable product mix in the industrial products business and higher volumes in consumer products.  Operating income of $14.7 million was $4.3 million higher than the prior year quarter as improvements in the industrial and consumer products businesses were partially offset by declines in the oil & gas equipment business.  Operating income in the prior year quarter was negatively impacted by $4.2 million of incremental costs directly associated with the June 2, 2017 acquisition of Amtrol.

Engineered Cabs’ net sales totaled $27.3 million, down $4.6 million, or 14%, from the prior year quarter on lower volume.  The operating loss of $4.3 million was $3.9 million higher than the prior year quarter on lower volume and start-up costs associated with a new fabricated products operation.

Recent Business Developments

•	During the quarter, the Company repurchased a total of 800,000 common shares for $36.9 million at an average price of $46.07.
•	On June 1, 2018, the Company announced certain organizational changes within Pressure Cylinders resulting in the consolidation of the alternative fuels business into the industrial products unit.
•	On July 31, 2018, the Company sold the Garden City, Kan. and Dickinson, N.D. oil & gas manufacturing facilities to Palmer Manufacturing and Tank Inc.
•

On August 22, 2018, the Company announced the retirement of Mark Russell, President and Chief Operating Officer (COO). Andy Rose was named President and Chief Financial Officer. Geoff Gilmore was named Executive Vice President and COO and will also continue to lead the Pressure Cylinders business.

•	On September 10, 2018, the Company announced the retirement of John Lamprinakos, President of Steel Processing. Geoff Gilmore will oversee the business.

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Worthington Industries

September 26, 2018

Outlook

“We announced several leadership changes recently,” McConnell said.  “I am confident and excited that we have an excellent team to lead the Company to new heights.   We have a solid leadership group in place across our businesses and I look forward to continuing our momentum.”

Conference Call

Worthington will review fiscal 2019 first quarter results during its quarterly conference call on September 26, 2018, at 2:00 p.m., Eastern Time.  Details regarding the conference call can be found on the Company website at www.WorthingtonIndustries.com.

About Worthington Industries

Worthington Industries is a leading global diversified metals manufacturing company with 2018 fiscal year sales of $3.6 billion.  Headquartered in Columbus, Ohio, Worthington is North America’s premier value-added steel processor providing customers with wide ranging capabilities, products and services for a variety of markets including automotive, construction and agriculture; a global leader in manufacturing pressure cylinders for propane, refrigerant and industrial gasses and cryogenic applications, water well tanks for commercial and residential uses, CNG and LNG storage, transportation and alternative fuel tanks, oil & gas equipment, and consumer products for camping, grilling, hand torch solutions and helium balloon kits; and a manufacturer of operator cabs for heavy mobile industrial equipment; laser welded blanks for light weighting applications; automotive racking solutions; and through joint ventures, complete ceiling grid solutions; automotive tooling and stampings; and steel framing for commercial construction.  Worthington employs approximately 12,000 people and operates 84 facilities in 11 countries.

Founded in 1955, the Company operates under a long-standing corporate philosophy rooted in the golden rule. Earning money for its shareholders is the first corporate goal. This philosophy serves as the basis for an unwavering commitment to the customer, supplier, and shareholder, and as the Company’s foundation for one of the strongest employee-employer partnerships in American industry.

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Safe Harbor Statement

The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the “Act”). Statements by the Company relating to outlook, strategy or business plans; future or expected growth, growth potential, forward momentum, performance, competitive position, sales, volumes, cash flows, earnings, balance sheet strengths, debt, financial condition or other financial measures; pricing trends for raw materials and finished goods and the impact of pricing changes; demand trends for the Company or its markets; additions to product lines and opportunities to participate in new markets; expected benefits from Transformation and innovation efforts and the ability to improve performance and competitive position at our operations; anticipated working capital needs, capital expenditures and asset sales; anticipated improvements and efficiencies in costs, operations, sales, inventory management, sourcing and the supply chain and the results thereof; projected profitability potential; the ability to make acquisitions and the projected timing, results, benefits, costs, charges and expenditures related to acquisitions, newly-created joint ventures, headcount reductions and facility dispositions, shutdowns and consolidations; the successful sale of the WAVE international business; projected capacity and the alignment of operations with demand; the ability to operate profitably and generate cash in down markets; the ability to maintain margins and capture and maintain market share and to develop or take advantage of future opportunities, customer initiatives, new businesses, new products and new markets; expectations for Company and customer inventories, jobs and orders; expectations for the economy and markets or improvements therein; expectations for generating improving and sustainable earnings, earnings potential, margins or shareholder value; the expected impact of the provisions of the Tax Cuts and Jobs Act (the “TCJA”) on the Company; effects of judicial rulings; and other non-historical matters constitute “forward-looking statements” within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, the effect of national, regional and global economic conditions generally and within major product markets, including a recurrent slowing economy; the effect of conditions in national and worldwide financial markets; the impact of tariffs, the adoption of trade restrictions affecting the Company’s products or suppliers, a United States withdrawal from or significant renegotiation of trade agreements, the occurrence of trade wars or other changes in trade regulations; lower oil prices as a factor in demand for products; product demand and pricing; changes in product mix, product substitution and market acceptance of our products; fluctuations in the pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities and other items required by operations; effects of facility closures and the consolidation of operations; the effect of financial difficulties, consolidation and other changes within the steel, automotive, construction, oil and gas, and other industries in which we participate; failure to maintain appropriate levels of inventories; financial difficulties (including bankruptcy filings) of original equipment manufacturers, end-users and customers, suppliers, joint venture partners and others with whom we do business; the ability to realize targeted expense reductions from headcount reductions, facility closures and other cost reduction efforts; the ability to realize cost savings and operational, sales and sourcing improvements and efficiencies, and other expected benefits from Transformation initiatives, on a timely basis; the overall success of, and the ability to integrate, newly-acquired businesses and joint ventures, maintain and develop their customers, and achieve synergies and other expected benefits and cost savings therefrom; capacity levels and efficiencies, within facilities, within major product markets and within the industries as a whole; the effect of disruption in the business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, civil unrest, international conflicts, terrorist activities or other causes; changes in customer demand, inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability, foreign currency exchange rate exposure and the acceptance of our products in global markets; the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment; the outcome of adverse claims experience with respect to workers’ compensation, product recalls or product liability, casualty events or other matters; deviation of actual results from estimates and/or assumptions used by us in the application of our significant accounting policies; level of imports and import prices in our markets; the impact of judicial rulings and governmental regulations, both in the United States and abroad, including those adopted by the United States Securities and Exchange Commission and other governmental agencies as contemplated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; the effect of healthcare laws in the United States and potential changes for such laws which may increase our healthcare and other costs and negatively impact our operations and financial results; the actual impact of the Company’s business of the TCJA differing materially from the Company’s estimates; cyber security risks; the effects of changing privacy and information security laws and standards; and other risks described from time to time in the Company’s filings with the United States Securities and Exchange Commission, including those described in “Part I – Item 1A. – Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended May 31, 2018.